Exhibit 99.1
Post Holdings Completes Acquisition of Weetabix
St. Louis, Missouri - July 3, 2017 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced it has completed the previously announced acquisition of Weetabix Limited (“Weetabix”), a leading United Kingdom based ready-to-eat cereal company, effective July 3, 2017.
The purchase of Weetabix was funded with cash on hand and partial proceeds from the previously announced incremental term loan facility, $1.0 billion of which was funded on June 29, 2017.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal as well as granola and hot wheat products. Post is also a leader in the United Kingdom ready-to-eat cereal category with Weetabix® and Alpen®. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits, baking and snacking nuts, cereal and granola. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626